Exhibit 99.4

ACNIELSEN eRATINGS.COM INC.

UNAUDITED FINANCIAL STATEMENTS
For the quarter ended March 31, 2002

Condensed Balance Sheets	2
Condensed Statements of Operations	3
Condensed Statements of Cash Flows	4
Notes to Condensed Financial Statements	5

ACNIELSEN eRATINGS.COM

CONDENSED BALANCE SHEETS
(in thousands, except share data)

	March 31, 2002	December 31, 2001
	(Unaudited)
ASSETS
Current assets:
Cash	$4,207	$5,677
Related party receivable	1,021	835
Accounts receivable, net of allowance for doubtful accounts of $715 and $719	2,766	2,310
Other current assets	660	405

Total current assets	8,654	9,227

Investments	2,094	2,208
Property, plant and equipment, net	1,979	2,233
Computer software	645	738
Deferred charges	284	311

Total assets	$13,656	$14,717

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$221	$238
Related party payable	3,159	6,861
Deferred revenue	1,227	1,057
Accrued liabilities	4,521	3,778

Total current liabilities	9,128	11,934
Commitments and contingencies
Shareholders’ equity:
Convertible preferred stock, par value $.001 per share, 2,000,000 shares authorized; 1 share issued and outstanding	1	1
Common stock, par value $.0001 per share, 200,000,000 shares authorized; 19,900,000 shares issued and outstanding	2	2
Additional paid-in capital	62,178	56,770
Accumulated deficit	(58,114)	(54,448)
Accumulated other comprehensive income:
Cumulative translation adjustment	461	458

Total shareholders’ equity	4,528	2,783

Total liabilities and shareholders’ equity	$13,656	$14,717

See accompanying notes to the condensed financial statements.

ACNIELSEN eRATINGS.COM

CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2002	2001
Operating revenue	$1,680	$2,007
Revenue from joint ventures	280	368

Total revenue	1,960	2,375
Operating costs	2,502	7,917
Selling and administrative expenses	2,351	4,185
Depreciation and amortization	410	280

Total costs and expenses	5,263	12,382

Operating loss	(3,303)	(10,007)
Equity losses in investments	(363)	(778)

Income (loss) before income tax expense	(3,666)	(10,785)
Income tax expense	—	—

Net (loss)	$(3,666)	$(10,785)

See accompanying notes to the condensed financial statements.

ACNIELSEN eRATINGS.COM

CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)
(in thousands)

	Three Months Ended March 31,
	2002	2001
Cash flows from operating activities

Net cash used in operating activities	$(6,669)	$(8,587)

Cash flows from investing activities
Investments in joint ventures	(176)	(1,457)
Additions to property, plant and equipment	(2)	—
Additions to computer software	(21)	—

Net cash used in investing activities	(199)	(1,457)

Cash flows from financing activities
Funding from shareholders	5,408	9,781

Net cash provided by financing activities	5,408	9,781

Effect of exchange rate changes on cash	(10)	(274)

Decrease in cash	(1,470)	(537)
Cash, beginning of period	5,677	1,165

Cash, end of period	$4,207	$628

See accompanying notes to the condensed financial statements.

ACNIELSEN eRATINGS.COM

NOTES TO CONDENSED FINANCIAL STATEMENTS
(Unaudited)

1.    SIGNIFICANT ACCOUNTING POLICIES (BASIS OF PRESENTATION)

The accompanying financial statements of ACNielsen eRatings.com have been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. The balance sheet as of December 31, 2001 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying financial statements should be read in conjunction with the audited financial statements and notes thereto included in this document.

The financial information included herein reflects all adjustments (consisting of normal recurring adjustments), which are, in the opinion of management, necessary for a fair presentation of the results for the interim period. Operating results for the three-month period ended March 31, 2002 are not necessarily indicative of the results that may be expected for the year ending December 31, 2002.

2.    COMPREHENSIVE LOSS

The components of comprehensive loss are as follows (in thousands):

	Three Months Ended March 31,
	2002	2001
Net loss	$(3,666)	$(10,785)
Cumulative translation adjustment	3	(426)

Comprehensive loss	$(3,663)	$(11,211)

3.    SUBSEQUENT EVENT

On May 7, 2002, NetRatings acquired from ACNielsen the remaining 80.1% interest (represented by one preferred convertible share) in ACNielsen eRatings.com not previously owned by NetRatings for $9.6 million in common stock.

ACNIELSEN eRATINGS.com

NOTES TO FINANCIAL STATEMENTS—(Continued)

4.    RECENT ACCOUNTING PRONOUNCEMENTS

In July 2001, the Financial Accounting Standards Board issued FAS 141, Business Combinations, and FAS 142, Goodwill and Other Intangible Assets, effective for fiscal years beginning after December 15, 2001 or the year ended December 31, 2002 for the Company. FAS 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. FAS 142 requires goodwill and intangible assets that have indefinite lives to not be amortized but to be reviewed annually for impairment, or more frequently if impairment indicators arise. The Company has applied the new rules on accounting for Goodwill and other intangible assets beginning in the first quarter of fiscal year 2002. The impact of FAS 141/142 results in the Company not recording amortization of approximately $72,000 in the three month period ended March 31, 2002.

In August 2001, the Financial Accounting Standards Board issued FAS 144, Impairment or Disposal of Long-Lived Assets, which addresses accounting and financial reporting for the impairment or disposal of long-lived assets. This Statement is effective for the Company beginning in the fiscal year ended December 31, 2002. Application of the provision will not have an effect on the Company.